Exhibit 8

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

www.kirkland.com

April 7, 2017

John Deere Capital Corporation

10587 Double R Boulevard

Suite 100

Reno, Nevada 89521

Re: Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to John Deere Capital Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 filed with the Commission on or around April 7, 2017 (the “Registration Statement”). The Registration Statement relates to the registration of various securities, including the Company’s issuance of its Medium-Term Notes (the “Notes”), as set forth in the prospectus supplement contained in the Registration Statement (the “Prospectus Supplement”), with an aggregate principal amount up to the amount set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the information set forth in the Prospectus Supplement and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In our opinion, the discussion under the caption “United States Federal Income Taxation,” insofar as such discussion represents legal conclusions or statements of U.S. federal income tax law and subject to the limitations and conditions set forth therein, accurately describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon the Internal Revenue Code of 1986, as amended, Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.  Our opinion is not binding on the Internal

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John Deere Capital Corporation

April 7, 2017

Revenue Service or any court and there is no assurance or guarantee that the Internal Revenue Service or a court will agree with our conclusions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “United States Federal Income Taxation” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP